Exhibit 12 - Calculation of Earnings to Fixed Charges:



                                                Three Months
                                                   Ended
                                                 March 31,     Year Ended December 31,
                                                ------------   ------------------------------------------------------------------
                                                    1996          1995          1994         1993        1992         1991
                                                ------------   ------------------------------------------------------------------
Pre-tax income from
  continuing operations                          $6,952,400    $26,103,300   $23,122,200  $22,506,200  $20,429,300  $18,386,400
                                                 ----------    -----------   -----------  -----------  -----------  -----------

Adjustments for fixed charges:

Interest expense                                    654,200      2,169,800       614,200       61,500      454,400    1,080,100
Amortization of debt service costs                    5,500         15,200             0            0        8,500        5,400
                                                     ------         ------            --           --        -----        -----
                                                    659,700      2,185,000       614,200       61,500      462,900    1,085,500
                                                    -------      ---------       -------       ------      -------    ---------
Earnings as adjusted                             $7,612,100    $28,288,300   $23,736,400  $22,567,700  $20,892,200  $19,471,900
                                                 ----------    -----------   -----------  -----------  -----------  -----------

Ratio of earnings to fixed charges:

Earnings as adjusted (A)                          7,612,100     28,288,300    23,736,400   22,567,700   20,892,200   19,471,900
Fixed charges (B)                                   659,700      2,185,000       614,200       61,500      462,900    1,085,500

Ratio of (A) to (B)                                   11.54          12.95         38.65       366.95        45.13        17.94